Exhibit 23.5

CONSENT OF INDEPENDENT AUDITOR

We consent to the use in this Registration Statement on Form F-4 of RhythmOne plc of our report dated November 9, 2017 on the consolidated balance sheet of RadiumOne, Inc. and subsidiaries as of December 31, 2016 and the consolidated statements of operations, comprehensive loss, redeemable preferred stock and stockholders’ deficit and cash flows for the year then ended, and the reference to us under the heading “Experts” in the prospectus/offer to exchange.

/s/ Crowe Horwath LLP

San Francisco, California

December 22, 2017